Exhibit 99.2

9201 Central Expressway Dallas, TX 75231

Contacts:	Media – Jerry Ostergaard, Vice President of Public Relations, 630/522-5261
Investors – Andrew Albrecht, Vice President of Investor Relations, 404/475-4102
Company Contact – Thomas Lord, EVP of Corp. Develop. and CFO, 404/475-4100

ALLEGIANCE TELECOM CLOSES ON SETTLEMENT

WITH LEVEL 3 COMMUNICATIONS

DALLAS, April 20, 2004  – Allegiance Telecom, Inc. (OTC:ALGXQ.OB) announced the closing of its settlement agreement with Level 3 Communications, Inc. (Nasdaq:LVLT).   The settlement, previously announced on March 5, 2004, terminates a multi-year contract Level 3 has to purchase wholesale dial access services, including the use of operating equipment, from Allegiance.

Level 3 assumed the contract with Allegiance as part of its acquisition of Genuity’s assets last year.  On February 27, 2004, Allegiance entered into a settlement agreement with Level 3 Communications and XO Communications, Inc. (OTCBB: XOCM.OB), under which, among other things, Allegiance agreed to terminate its dedicated dial-up access services contract with Level 3. On April 6, 2004, the Bankruptcy Court entered an amended order approving the settlement agreement.

The agreement provides, among other things, for: Level 3 to pay Allegiance $54 million at closing; the termination of the agreement under which Allegiance provides Level 3 with dedicated dial-up access services; the transfer of certain dedicated physical assets used by Allegiance to provide the dial-up access services to Level 3; and a significant reduction (and ultimate cessation) of revenues to Allegiance under this agreement on a going-forward basis.

The settlement also provides that Allegiance will retain a continuing obligation to provide certain termination assistance services to Level 3 and that XO will assume this obligation after the closing under XO’s Asset Purchase Agreement for Allegiance Telecom.  On February 13, 2004, XO Communications was selected as the winning bidder for Allegiance Telecom, which had filed for financial restructuring under Chapter 11 of the U.S. Bankruptcy Code on May 14, 2003.

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Allegiance Telecom is a facilities-based national local exchange carrier headquartered in Dallas, Texas. As the leader in competitive local service for medium and small businesses, Allegiance offers “One source for business telecomTM” - a complete package of telecommunications services, including local, long distance, international calling, high-speed data transmission and Internet services and a full suite of customer premise communications equipment and service offerings. Allegiance serves 36 major metropolitan areas in the U.S. with its single source provider approach. Allegiance’s common stock is traded on the Over the Counter Bulletin Board under the symbol ALGXQ.OB.

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Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward- looking statements be subject to the safe harbors created thereby. The words “believes,” “expects,” “estimates,” “anticipates,” “plans,” “will be” and “forecasts” and similar words or expressions identify forward-looking statements made by or on behalf of the Company. These forward-looking statements were derived using numerous assumptions and are subject to many uncertainties and factors that may cause the actual results of the Company to be materially different from those stated in such forward-looking statements. Examples of such uncertainties and factors include, but are not limited to, the impact of the bankruptcy filing and transactions entered into in connection therewith (including the potential sale of some or all of the company’s assets and operations) on the Company’s business, the Company’s ability to timely and effectively provision new customers; the Company’s ability to retain existing customers, the Company’s ability to develop and maintain efficient billing, customer service and information systems; and technological, regulatory or other developments in the industry and general economy that might adversely affect the Company.  Additional factors are set forth in the Company’s SEC reports, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2003.  The Company does not undertake any obligation to update or revise any forward-looking statement made by it or on its behalf, whether as a result of new information, future events or otherwise.